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                                                                    EXHIBIT 99.1



        FRANKLIN BANK ANNOUNCES NEW KEY EXECUTIVE MANAGEMENT APPOINTMENTS

         Southfield, Michigan -- June 16, 2003. Franklin Bancorp, Inc., headquartered in Southfield Michigan, today announced that Craig L. Johnson has joined its wholly-owned subsidiary, Franklin Bank, National Association, as an Executive Vice President and Chief Lending Officer. In this capacity Mr. Johnson will be responsible for all lending and loan review activities at the Bank, as well as oversight of the Strategic Asset Management Department. Prior to joining Franklin, Mr. Johnson spent eleven years with Republic Bancorp, Inc., most recently serving as the Vice Chairman and President of the Commercial Banking Division of Republic Bank.
         Franklin Bancorp also announced that Leonard B. Carleton has joined it and the Bank as Treasurer and Chief Financial Officer. Mr. Carleton joins Franklin after twenty four years with Comerica Bank, where he most recently held the position of Senior Vice President and Treasurer. Mr. Carleton will be responsible for the areas of Accounting, Investments, and Items Processing.
         "We are excited to have Craig and Len join Franklin. Both individuals bring strong leadership and exceptional experience to Franklin, and their additions complete the formation of the Bank's Executive Management Team," said David L. Shelp, President and CEO of Franklin Bancorp.
         Franklin Bank is a wholly owned subsidiary of Franklin Bancorp (NASDAQ: symbol "FBCP") and specializes in serving small and medium sized business customers and their owners throughout the tri-county area of Wayne, Oakland, and Macomb counties. Franklin's executive

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offices, Business Center and one regional branch are located in Southfield, with additional regional branches in Birmingham, Troy, and Grosse Pointe Woods. Visit Franklin Bank's website at http://www.franklinbank.com.